Exhibit 99.1.3

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated February 14, 2019 relating to the Ordinary Shares, par value NIS 0.01 per share, of MediWound Ltd. shall be filed on behalf of the undersigned.

ACCESS INDUSTRIES HOLDINGS LLC	By: Access Industries Management, LLC, Its Manager /s/ Alejandro Moreno Signature Alejandro Moreno / Executive Vice President Name/Title
ACCESS INDUSTRIES MANAGEMENT, LLC	/s/ Alejandro Moreno Signature Alejandro Moreno / Executive Vice President Name/Title
* Signature Len Blavatnik Name

*

The undersigned, by signing his name hereto, executes this Schedule 13G pursuant to the Power of Attorney executed on behalf of Mr. Blavatnik (as filed with the Securities and Exchange Commission on February 13, 2015).

By:	/s/ Alejandro Moreno
Name:	Alejandro Moreno
Attorney-in-Fact